Exhibit (a)(5)(U)

Astellas Announces Successful Completion of Tender Offer for Shares of OSI

Subsequent Offer Period Has Expired; Merger to be Completed Shortly

Tokyo, Japan – June 8, 2010 – Astellas Pharma Inc. (TSE: 4503) announced today the completion of its tender offer for all outstanding shares of common stock in OSI Pharmaceuticals, Inc. (Nasdaq: OSIP).

The subsequent offer period announced by Astellas on June 3 expired at 12:00 midnight, New York City time, on June 7, 2010. Computershare Trust Company, N.A., the depositary for the tender offer, has advised that, as of the expiration of the subsequent offer period, a total of 57,232,357 shares had been validly tendered and not withdrawn (including shares tendered in the initial tender offer that expired on June 2, 2010). The tendered shares in total represent approximately 93% of OSI’s issued and outstanding shares. All shares validly tendered and not withdrawn have been accepted for payment.

Astellas now owns more than 90% of the issued and outstanding shares of OSI’s common stock, and intends, as promptly as practicable, to complete the acquisition of OSI through a short-form merger without a meeting of OSI’s stockholders. In the merger, each outstanding share of OSI common stock not purchased in the tender offer or otherwise owned by Astellas will be converted into the right to receive the same $57.50 consideration that was provided in the tender offer, without interest, except shares for which appraisal rights are validly asserted.

As a result of the merger, OSI will be a wholly-owned subsidiary of Astellas US Holding, Inc., a holding company owned by Astellas Pharma Inc., and OSI’s common stock will cease to be traded on the Nasdaq Global Select Market.

Citigroup is acting as exclusive financial advisor to Astellas and Morrison & Foerster LLP is acting as legal counsel.

Media Contacts

In the U.S.

Brunswick Group

+1 212 333 3810

Stan Neve / Sarah Lubman

In Japan

Ashton Consulting

Dan Underwood / John Sunley

+81 (03) 5425 7220

Information Agent

Georgeson Inc.

+ 1 212 440 9872

Thomas Gardiner

About Astellas

Astellas Pharma Inc., located in Tokyo, Japan, is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceuticals. Astellas has approximately 15,000 employees worldwide. The organization is committed to becoming a global category leader in urology, immunology & infectious diseases, neuroscience, DM complications & metabolic diseases and oncology. For more information on Astellas Pharma Inc., please visit our website at http://www.astellas.com/en.

Statement of Cautionary Factors

This document contains certain forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Various factors may cause actual results to differ materially in the future from those reflected in forward-looking statements contained in this document, among others: (1) pricing and product initiatives of competitors; (2) legislative and regulatory developments and economic conditions; (3) delay or inability in obtaining regulatory approvals or bringing products to market; (4) fluctuations in currency exchange rates and general financial market conditions; (5) uncertainties in the discovery, development or marketing of new products or new uses of existing products, including without limitation negative results of clinical trials or research projects, unexpected side-effects of pipeline or marketed products; (6) increased government pricing pressures; (7) interruptions in production; (8) loss of or inability to obtain adequate protection for intellectual property rights; (9) litigation; (10) loss of key executives or other employees; and (11) adverse publicity and news coverage. The statement regarding earnings growth is not a profit forecast and should not be interpreted to mean that Astellas’ earnings or earnings per share for any current or future period will necessarily match or exceed the historical published earnings or earnings per share of Astellas.